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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                Ask Jeeves, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    045174109
                  --------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

           |_| Rule 13d-1(b)

           |_| Rule 13d-1(c)

           |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
         IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                              Page 1 of 2 pages

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                                  SCHEDULE 13G

ITEM 1.

      (a)    Name of Issuer - Ask Jeeves, Inc. (the "Company")

      (b) Address of Issuer's Principal Executive Offices - 5858 Horton Street, Suite 350; Emeryville, CA 94608


ITEM 2.

      (a)    Name of Person Filing - Garrett Gruener

      (b) Address of Principal Business Offices or, if none, Residence - One Embarcadero Center, Suite 4050, San Francisco, CA 94111

      (c)    Citizenship - U.S.A.


ITEM 4.    OWNERSHIP


      Not applicable.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         This statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of the Company.

                  ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 11, 2000 FILED ON BEHALF OF THE REPORTING PERSON WITH RESPECT TO THE COMMON STOCK OF ASK JEEVES, INC. REMAIN UNCHANGED.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                       2/14/01
                                     -------------------------------------------
                                                        Date

                                                 /s/ Garrett Gruener
                                     -------------------------------------------
                                                      Signature


                                     -------------------------------------------



                              Page 2 of 2 pages